BIOSPECIFICS ANNOUNCES POSITIVE XIAPEX® DATA PRESENTED
AT XVI ANNUAL FEDERATION OF EUROPEAN SOCIETIES FOR
SURGERY OF THE HAND CONGRESS

- Pfizer presents satellite symposium on XIAPEX® treatment for Dupuytren’s contracture -

LYNBROOK, N.Y., June 1, 2011 - BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company developing first in class collagenase-based products, today announced that positive data for XIAPEX® (clostridial collagenase histolyticum for injection) were presented at the XVIth Annual Federation of European Societies for Surgery of the Hand (FESSH) Congress which took place in Oslo, Norway at the Oslo Congress Centre on May 26-28, 2011. Pfizer conducted a satellite symposium on XIAPEX treatment for Dupuytren’s contracture.

“Pfizer had a strong presence at the FESSH Congress, including significant sponsorship of the conference, and indicates to us that they are very committed to a successful European launch for XIAPEX. In addition, the XIAPEX presentations were very well attended and attracted a considerable amount of interest from the surgeons that were present,” reflected Thomas Wegman, President of BioSpecifics. “Data based on a statistical analysis of patients that had previously undergone surgery for Dupuytren’s contracture and received successful subsequent treatment with XIAPEX are particularly important because they suggest that XIAPEX may be a very promising treatment option for patients who experience recurrence of symptoms after having surgery for Dupuytren’s contracture.”

Statistical analysis of data for 12 previous clinical trials conducted with XIAPEX were carried out for 422 patients that had previous hand surgery, and showed that there were no clinical or statistically meaningful differences in treatment outcome between hands that had undergone previous surgery for Dupuytren’s contracture versus those that had not. Specifically, after XIAPEX treatment for metacarpophalangeal, or MP, joints in previously operated hands, the mean decrease in fixed flexion contracture was 75±2.8% while patients treated in hands that had not been previously operated experienced a decrease in fixed flexion contracture of 80±2.0%.1 These results suggest that because repeat surgery is associated with a higher rate of complications as compared to initial surgery, XIAPEX may offer a promising alternative to patients who have had recurrence of Dupuytren’s contracture following surgery.

There were two additional presentations discussing data on XIAPEX at the May 2011 FESSH Congress, as follows.

___________________________
1 The Journal of Hand Surgery, EUROHAND 2011. ”Efficacy and safety of collagenase clostridium histolyticum (CCH) in patients who had previous hand surgery,” Presenters: C. Bainbridge, RA Gerber, P. Szczypa, B Cohen, M-P Hellio Le Graverand.

  In a 9-month, open-label study in which 137 Dupuytren’s contracture patients with primary flexion deformities of 20-100° for MP joints or 20-80° for proximal interphalangeal [PIP] joints received <3CCH (0.58 mg) injections/cord (<5 injections/patient) at 30-day intervals, data were reported from patients enrolled at 12 sites in Denmark, Finland, Sweden, Switzerland and the United Kingdom. The primary endpoint was clinical success, defined as a reduction in contracture to <5° 30 days after the last injection. The safety profile in this subgroup of patients was similar to that observed in previous studies. Long-term follow-up data are not yet available.2

  In tissue explant cultures treated with XIAPEX, enzymatic digestion was most rapid in the first four hours following injection, with nearly complete lysis of collagen occurring within 12 hours. Collagen lysis in these in vitro experiments was confined to the area and volume of the injection, with sharp demarcation between the affected and adjacent unaffected areas. The result in these in vitro experiments appears to be selective lysis of the structural collagen components of the Dupuytren’s cord with sparing of arteries, nerves and capillaries following local injection.3

About Collagenase

Collagenase is an enzyme that breaks down collagen and is the only protease that can hydrolyze the triple helical region of collagen under physiological conditions. The specific substrate collagen comprises approximately one-third of the total protein in mammalian organisms, and it is the main constituent of skin, tendon and cartilage, as well as the organic component of teeth and bone. The body relies on endogenous collagenase production to remove dead tissue, and collagenase production is an essential biological mechanism that regulates matrix remodeling and the normal turnover of tissue. The clostridial collagenase produced by BioSpecifics has a broad specificity towards collagen and is acknowledged as much more efficient than mammalian collagenases. Clostridial collagenase cleaves the collagen molecule at multiple sites along the triple helix, whereas the mammalian collagenase is only able to cleave the molecule at a single site along the triple helix. Because collagenase does not damage the cell membrane, it is widely used for cell dispersion for tissue disassociation and cell culture.

There are a number of medical conditions that can result from an excess accumulation of collagen. Collagenase offers a minimally invasive treatment option for patients and can be administered in an office setting. It holds considerable therapeutic potential to change the way patients are treated for a variety of diseases and indications.

___________________________
2 The Journal of Hand Surgery, EUROHAND 2011. “Efficacy and tolerability of collagenase clostridium histolyticum in European patients with Dupuytren’s contracture: Results from a multicenter, open-label study,” Presenters: J. Witthaut, S. Wilbrand, R. Milner, C. Bainbridge, D.E. Boyce, H. Kushner, R.A. Gerber, P. Szczypa.

3 The Journal of Hand Surgery, EUROHAND 2011. “Collagenase clostridium histolyticum for the treatment of Dupuytren’s contracture: Mechanism of action and tissue effects,” Presenters: P. Szczypa, R. Gerber, FTD Kaplan, A. Cole, SGE Hart.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for twelve clinical indications, three of which include: Dupuytren's contracture, Peyronie's disease, and frozen shoulder (adhesive capsulitis). Its strategic partner Auxilium Pharmaceuticals, Inc. markets XIAFLEX® in the U.S. for the treatment of Dupuytren's contracture. Pfizer, Inc. is responsible for marketing XIAPEX® in Europe and has announced European regulatory approval and commenced sales in the United Kingdom, Germany, Denmark, Sweden, Finland, Norway, and Austria. Asahi Kasei Pharma Corporation is responsible for marketing XIAFLEX® in Japan. More information about BioSpecifics Technologies Corp. may be found on its website at www.biospecifics.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, including statements regarding BioSpecifics’ strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, its expected revenue growth, and any other statements containing the words "believes," "expects," "anticipates," "plans," "estimates" and similar expressions, are forward-looking statements. There are a number of important factors that could cause its actual results to differ materially from those indicated by such forward-looking statements, including the statements made by BioSpecifics and by its partner Auxilium regarding progress toward achievement of  Auxilium’s objectives for the US launch of XIAFLEX for Dupuytren’s contracture; the ability of Pfizer to achieve its objectives for XIAPEX in Europe; the ability of Asahi Kasei to achieve its objectives for XIAFLEX® in Japan; the success of the Phase 3 trials for XIAFLEX for the treatment of Peyronie’s disease; the outcome of the dispute with Auxilium over the Company’s right to conduct clinical trials; the Company’s ability to restart the Chien-803 trial for injectable collagenase for the treatment of canine lipomas and the clinical success of that trial; the Company’s ability to initiate and complete clinical trials in additional indications, all of which will determine the amount of milestone, royalty and sublicense income BioSpecifics may receive; and other risk factors identified in the Company's Form 10-K for the year ended December 31, 2010 and its reports on Form 8-K filed with the SEC. All forward-looking statements included in this press release are made as of the date hereof, and the Company assumes no obligation to update these forward-looking statements.

Contact:

BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com